Exhibit 99.1

Corio Reports Second Quarter 2004 Financial Results

Revenue Up 4% from Second Quarter Prior Year

SAN CARLOS, Calif.— July 26, 2004— Corio, Inc. (NASDAQ: CRIO) (http://www.corio.com/press ), a leading enterprise application service provider, today reported results for its second quarter ended June 30, 2004. Revenues for the second quarter of 2004 were $17.7 million, compared to $17.1 million reported for the same period in 2003. Net loss on a GAAP basis for the second quarter of 2004 was $3.8 million, or $0.06 per diluted share, compared to the net loss of $3.0 million, or $0.05 per diluted share, reported for the same period in 2003.

As of June 30, 2004, the total of cash, cash equivalents, restricted cash and short-term investments was $41.6 million.

“We are very pleased that our revenue exceeded guidance again this quarter,” said Brett White, chief financial officer.

During the quarter, Corio strengthened and expanded its customer base with strong bookings. In particular, Corio signed significant contracts for new business at leading Fortune 50 companies in the automotive, energy, financial services and information technology industries. They include contracts with:

•	A top 3 U.S. automotive manufacturer

•	A top 3 Japanese automotive OEM

•	A top 10 global energy company

•	A top 10 global information technology company

•	A top 10 global financial services company

Corio is also pleased to announce additional important customer contracts including new customers, customer renewals and contract extensions. They include:

•	Yaskawa Electric America

•	THE SAK

•	United Components, Inc.

•	Veolia Water North America

•	Indianapolis Water Company

•	Plumtree Software

•	US Unwired

•	eMeter

•	Gas Transmission

•	Club Car, an Ingersoll-Rand Limited Company (NYSE: IR) business

•	Merisant Company

“The strength of Corio is reflected by our demand momentum, our customer base, our delivery model and our value proposition,” said George Kadifa, chairman and CEO at Corio. “This is the fourth quarter in a row of strong bookings and our customer base includes many of the world’s most admired companies and institutions. We expect our strong bookings to continue.”

During the quarter the company announced that it completed a SAS 70 Type II audit of its operational capabilities. Corio’s satisfaction of the SAS 70 Type II audit attests to the effectiveness of Corio’s operational controls and procedures. In addition, the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 increase the importance of a SAS 70 audit as a means to demonstrate effective control processes over information systems. Corio customers are able to leverage this audit to support their own Sarbannes-Oxley reporting requirements and avoid the time and expense required to establish such audits internally.

Also during the quarter, Corio and ITtoolbox, the leading provider of usable information for the IT workplace, surveyed senior IT executives to identify trends in new ERP implementation work for 2004. The survey indicated over 50% of respondents plan to increase 2004 expenditures for new implementations and new modules. The results of the 2004 ITtoolbox ERP Implementation Survey are available at http://www.ITtoolbox.com/r/rd.asp?i=4397.

Quarterly Conference Call

Management will host a conference call to discuss the results beginning at 2:00 p.m. PDT. Interested parties may listen to the conference call via live broadcast over the Internet at http://www.corio.com/ir or over the telephone by dialing (888) 469-5794 with passcode “Corio Q2-04”. For those unable to participate in the live call, a replay will be available by telephone beginning at 5:30 p.m. PDT after conclusion of the call and continuing through August 2, 2004. The replay number is (800) 475-6701, with confirmation code 738163. A replay of the conference call will also be available for 30 days on Corio’s website.

Use of Non-GAAP Financial Measures

The financial statements included with this press release disclose EBITDA, or earnings before interest, taxes, depreciation, and amortization, which is considered a non-GAAP financial measure within the meaning set forth in the recently adopted rules of the Securities and Exchange Commission, or SEC. EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the company’s financial operating results, management believes that EBITDA is an appropriate measure to consider along with other measures in evaluating Corio’s operating performance. Corio believes that EBITDA offers the opportunity to evaluate operating performance on a current period basis without regard to depreciation or amortization rates associated with historical events such as acquisitions and without regard to interest expenses dictated by interest rates established in prior periods. For example, EBITDA excludes depreciation and thereby removes the variability of the non-cash expense of equipment, the prices and quantity of purchases of which have varied over time. EBITDA also excludes amortization, thereby excluding some of the non-cash effects of historical acquisitions, and excludes interest. These exclusions may offer additional insight to an investor into Corio’s operating performance for periods during which the existence or amount of depreciation, amortization or interest varied in comparison to prior periods. Corio’s senior management also uses EBITDA as an important financial metric for internal evaluation of the company’s current operating performance and as a tool for financial planning, including expense management. However, EBITDA as a measure of Corio’s operating performance has limitations that should be considered carefully, since EBITDA presents an incomplete picture of the company’s financial results. For example, by excluding depreciation associated with Corio’s capital equipment used in its business, EBITDA presents financial results without taking into account the ultimate replacement cost of that equipment. In excluding amortization expense associated with Corio’s prior acquisitions of intangible and other assets, EBITDA fails to recognize the historical financial cost to Corio of the acquisition. Similarly, the exclusion of interest expense in the use of EBITDA ignores the borrowing costs of working capital that is used by the company in its business. The non-GAAP financial measure included in the financial statements included with this press release has been reconciled to the nearest GAAP measure as is now required under SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

About Corio, Inc.

Corio, Inc. (NASDAQ: CRIO) is a leading enterprise application service provider (ASP). Corio Applications on Demand™ is a service that delivers enterprise applications from leading software vendors for a monthly fee. Corio provides infrastructure, applications management, professional services and Corio iSRVCE technology resource management (TRM) software. Corio guarantees system reliability through service level agreements (SLA’s) and allows customers to ‘pay-as-you-go,’ minimizing expensive upfront project costs, improving return on investment (ROI) and reducing IT cost overall. Additional information about Corio is available at www.corio.com.

Corio® and SRVCE® are registered trademarks of Corio, Inc. Applications on Demand™ and iSRVCE™ are trademarks of Corio, Inc. All other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements:

Matters discussed in this release and its attachments involving expectations, beliefs, plans, projections, intentions, future events or strategies are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under their safe-harbor provisions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements herein include statements regarding Corio’s future financial and operating performance, any implication that future financial and operating performance is predictable based on the results in the second quarter, statements or implications regarding Corio meeting its debt covenants in the future, statements regarding expected continued strong bookings, statements regarding the benefits of the SAS 70 audit, any implication that demand for Corio’s services will increase based on projected increases in spending on ERP information technology services, statements regarding any increase in adoption of Corio’s services, statements regarding services to be performed for certain customers and the benefits to Corio and its customers of Corio’s services, and statements regarding momentum in customer bookings. Some of the specific factors that may cause actual results to differ include, among others: the fact that Corio operates in a relatively new industry with a rapidly-evolving business model, the fact that visibility into future financial and operating performance in the current environment is poor, resolution of ongoing discussions regarding Avaya’s contract with Corio, the fact that the structure of relationships may change and relationships may terminate, the fact that Corio will need to reach agreement with its lender in order to meet its future debt covenants, the fact that customers may not pay Corio as expected, the fact that services related to information technology can be challenging, and the fact that future demand for Corio’s services and future bookings may not be as strong as currently expected. Additional risks that could cause actual results to differ materially from those projected are discussed in our public filings with the SEC which are available at the SEC’s website (http://www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Corio undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, and Corio shall have no duty to update statements made herein.

Investor Relations Contact:

Arthur Chiang	Carolyn Bass, Rob Walker
Senior Vice President, Investor Relations	Market Street Partners
Corio, Inc.	ir@corio.com
achiang@corio.com	415-445-3232
650-232-3171

CORIO, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$14,205	$15,440
Short-term investments	19,504	19,591
Accounts receivable	7,809	6,484
Prepaid expenses and other assets	2,967	2,502

Total current assets	44,485	44,017

Restricted cash	7,853	7,680
Property and equipment and other assets	21,346	20,446

Total assets	$73,684	$72,143

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$15,068	$14,676
Deferred revenue	3,360	4,017
Other current liabilities (1)	7,408	476

Total current liabilities	25,836	19,169
Long-term liabilities	5,293	5,738

Total liabilities	31,129	24,907

Stockholders’ equity	42,555	47,236

Total liabilities and stockholders’ equity	$73,684	$72,143

(1)	Current liabilities as of June 30, 2004 include a $7 million equipment loan with Wells Fargo Bank (WFB). The original terms of the loan require repayment of the loan plus interest pursuant to 30 monthly payments beginning in October 2004. Covenants associated with this loan require that the Company’s results from operations generate certain levels of EBITDA on a quarterly basis. The Company did not meet the EBITDA covenant for the quarter ended June 30, 2004 and obtained a waiver from WFB on July 23, 2004 related to this covenant violation. The Company has classified this obligation as current as of June 30, 2004 as the Company has future quarterly EBITDA covenants with WFB that it does not believe it will be able to comply with due to increased operating expenses and to the loss of revenue associated with the customer contract with Avaya which terminates July 29, 2004. The Company is in discussions with WFB to renegotiate the future EBITDA covenants. The Company has $33.7 million of unrestricted cash and cash equivalents as of June 30, 2004.

CORIO, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Application management services	$13,769	$14,838	$28,690	$31,467
Professional services and other	3,885	2,213	6,579	4,588

Total revenues	17,654	17,051	35,269	36,055

Costs and Expenses:
Application management services	11,557	11,909	22,892	25,123
Professional services and other	3,349	1,712	5,713	3,725
Research and development	537	1,346	1,185	2,696
Sales and marketing (1)	2,720	2,301	5,430	4,507
General and administrative (1)	2,939	2,188	5,234	4,578
Restructuring charges	—	—	—	2,334
Amortization of stock based compensation	—	208	3	480
Amortization of intangible assets	273	437	917	890

Total operating expenses	21,375	20,101	41,374	44,333

Loss from operations	$(3,721)	$(3,050)	$(6,105)	$(8,278)

Interest and other income	21	97	158	170

Taxes	(113)	—	(115)

Net Loss	$(3,813)	$(2,953)	$(6,062)	$(8,108)

Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.10)	$(0.15)

Shares used in computation-basic and diluted	62,891	56,178	62,630	55,406

RECONCILIATION OF NET LOSS TO EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net loss	$(3,813)	$(2,953)	$(6,062)	$(8,108)
Amortization expense (1)	276	986	926	1,793
Interest and other income	(21)	(97)	(158)	(170)
Taxes	113	—	115	—
Depreciation	2,053	2,878	3,996	6,087

EBITDA	$(1,392)	$814	$(1,183)	$(398)

(1)	In order to fully assess the Company’s financial operating results, management believes that Earnings before Interest, Taxes, Depreciation, Amortization and Restructuring Charges, is an appropriate measure of the operating performance of the Company. However, this supplementary financial data should be considered in addition to, not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(1) AMORTIZATION EXPENSE IN EBITDA RECONCILIATION ABOVE	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Amortization expense included in other Statement of Operations expense line items:
Sales and marketing	$—	$338	$—	$416
General and administrative	3	3	6	7

Total amortization expense in other Statement of Operations expense line items	3	341	6	423
Amortization of stock based compensation	—	208	3	480
Amortization of intangible assets	273	437	917	890

Total amortization expense	$276	$986	$926	$1,793